Exhibit 99.1
Liberty Latin America Reports Fiscal 2020 Results
Continued sequential quarterly financial improvement
Strong RGU additions driven by C&W and Puerto Rico
Integration of AT&T's Puerto Rico and USVI operations progressing well
Delivered robust cash flow from operations and Adjusted FCF in 2020
Denver, Colorado - February 28, 2021: Liberty Latin America Ltd. (“Liberty Latin America” or “LLA”) (NASDAQ: LILA and LILAK, OTC Link: LILAB) today announced its financial and operating results for the three months (“Q4”) and fiscal year (“2020” or “FY 2020”) ended December 31, 2020.
CEO Balan Nair commented, “Operating and financial results for the group continued to improve in the seasonally strong fourth quarter. Our markets are steadily recovering from the adverse impacts of COVID-19, however the environment remains challenging, and, given the circumstances, we were pleased to deliver robust, positive adjusted free cash flow in 2020.”
“A consistent theme during the year has been growing demand for our high-speed broadband services and this drove subscriber additions across both C&W segments and Puerto Rico during the fourth quarter, where we added over 90,000 organic RGUs in aggregate, nearly 70% more adds than Q4 2019. In Chile, we halved the number of subscriber losses in Q4 compared to Q3, as we stabilized network performance and invested in customer service initiatives, and we expect further improvement through 2021. Mobile product performance continues to improve as mobility levels increase across most of our markets.”
“Our unique combination of subsea, terrestrial fiber and mobile networks position us well to deliver leading connectivity solutions and we continue to invest across our footprint. In 2020, we upgraded or passed approximately 400,000 homes, with over 80% using fiber-to-the-home technology, and we have exciting plans to bring high-speed connectivity to more customers in 2021, aiming to upgrade or pass approximately 600,000 homes.”
“For the year, we reported $3.8 billion in revenue, $92 million of operating income and $1.5 billion in adjusted OIBDA. COVID-19 negatively impacted our financial performance overall, particularly across our mobile and B2B operations, however we produced improving results through the year and sequential revenue, operating income and adjusted OIBDA growth in Q4.”
“We remain active and disciplined in pursuing our inorganic strategy. The businesses we acquired from AT&T finished the year well and we are on-track with our integration plans, including the launch of some exciting new propositions for our customers in 2021. We are continuing to work towards a summer completion of the acquisition of Telefónica's Costa Rica assets.”
“Overall, despite headwinds due to COVID-19, our operations and connectivity-based product offerings proved resilient in 2020. As we look to 2021, we are focused on delivering top-line growth as markets continue to recover, expanding our high-speed networks through aggressive new build programs, integrating our operations in Puerto Rico to create attractive converged propositions, and generating adjusted free cash flow over 30% higher than in 2020.”

Business Highlights
•C&W Caribbean & Networks sequential quarterly improvement; robust 2020 results:
◦Record fixed adds in FY 2020 of over 100,000 RGUs, driven by 64,000 broadband adds
◦Q4 sequential revenue growth led by mobile recovery and fixed performance
◦New build / upgrade activity added over 70,000 homes in 2020
•C&W Panama sequential quarterly recovery; market most negatively impacted by COVID-19:
◦RGU additions of 21,000 and mobile subscriber additions of 26,000 in Q4
◦Q4 double-digit revenue and Adj. OIBDA sequential growth; significant declines YoY
◦Investing in fixed opportunity, added / upgraded ~100,000 homes in 2020
•VTR/Cabletica Q2/Q3 network & service challenges; Q4 operating performance improved:
◦VTR RGU losses narrowed in Q4; Cabletica added 18,000 RGUs in FY 2020
◦Investments in customer service and FX impacts in Chile drove higher costs
◦Added ~190,000 new build / upgrade homes; plan to double activity in 2021
•Liberty Puerto Rico record year; integration of AT&T's operations underway:
◦Broadband demand drove record FY 2020 RGU additions of 121,000
◦Reported and rebased Adj. OIBDA growth in 2020 of 36% and 12%, respectively
◦New build / upgrade activity added over 25,000 homes
LLA 2021 Financial Guidance
•P&E additions as a percentage of revenue ~18%, including:
◦~600,000 homes passed added or upgraded
•~$200 million of Adjusted FCF

Organizational Update
During Q4 2020, we completed an organizational change with respect to our C&W operations whereby management of the C&W Panama subsidiary of C&W now reports directly to the Chief Operating Officer of Liberty Latin America and no longer reports to the former C&W segment decision maker. As a result, C&W Panama is now a separate operating and reportable segment, however remains part of the C&W Borrowing Group. Accordingly, as of December 31, 2020, our reportable segments are as follows:
•C&W Caribbean & Networks
•C&W Panama
•VTR/Cabletica
•Liberty Puerto Rico

Additional information, including historic quarterly revenue, adjusted OIBDA and P&E additions under our updated reporting segments, can be found on our website at https://www.lla.com/investors.

Financial and Operating Highlights

Financial Highlights	Q4 2020	Q4 2019	YoY Growth/(Decline)	YoY Rebase Decline[1]	FY 2020	FY 2019	YoY Decline	YoY Rebase Decline[1]

(USD in millions)
Revenue	$1,097	$975	12.6%	(1.4%)	$3,765	$3,867	(2.6%)	(2.7%)
Adjusted OIBDA[2]	$428	$409	4.8%	(3.7%)	$1,485	$1,541	(3.7%)	(2.3%)
Operating income	$103	$167	N.M.		$92	$354	N.M.
Property & equipment additions	$188	$229	(18.0%)		$631	$722	(12.5%)
As a percentage of revenue	17%	24%			17%	19%

Adjusted FCF[3]	$89	$103			$148	$223
Cash provided by operating activities	$149	$328			$640	$918
Cash used by investing activities	$(2,032)	$(78)			$(2,451)	$(635)
Cash provided (used) by financing activities	$(194)	$1,189			$271	$1,540

Operating Highlights[4]	Q4 2020	Q4 2019	YoY Growth/(Decline)	YoY FX-Neutral Growth/ (Decline)[5]

Total Customers	3,204,600	3,150,100	1.7%
Organic customer adds	18,600	31,900
Total RGUs	6,186,300	6,047,200	2.3%
Organic RGU adds	57,800	76,400
Broadband	28,300	45,200
Video	6,500	15,200
Telephony	23,000	16,000
Mobile subscribers	4,451,300	3,658,500	21.7%
Organic mobile adds	47,800	56,500
Fixed ARPU	$48.76	$48.49	0.6%	1.6%
Mobile ARPU	$12.68	$13.31	(4.7%)	(3.3%)
*N.M. – Not Meaningful.

Revenue Highlights
The following table presents (i) revenue of each of our segments and corporate operations for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase/(decrease)		Year ended		Increase/(decrease)
	December 31,				December 31,
	2020	2019	%	Rebased %	2020	2019	%	Rebased %
	in millions, except % amounts

C&W Carib & Networks	$428.2	$457.5	(6.4)	(4.0)	$1,706.8	$1,812.8	(5.8)	(3.2)
C&W Panama	130.8	161.2	(18.9)	(18.9)	500.2	582.7	(14.2)	(14.2)
VTR/Cabletica	244.3	254.4	(4.0)	(2.9)	949.0	1,073.8	(11.6)	(2.0)
Liberty Puerto Rico	296.0	105.4	180.8	14.6	624.1	412.1	51.4	9.9
Corporate	2.7	—	N.M.	N.M.	2.7	—	N.M.	N.M.
Intersegment eliminations	(4.8)	(3.9)	N.M.	N.M.	(18.2)	(14.4)	N.M.	N.M.
Total	$1,097.2	$974.6	12.6	(1.4)	$3,764.6	$3,867.0	(2.6)	(2.7)
N.M. – Not Meaningful.
•Our reported revenue for the three months and year ended December 31, 2020 increased by 13% and declined by 3%, respectively.
◦Reported revenue growth in Q4 was driven by the addition of $174 million in revenue from the AT&T Acquired Entities, which were acquired on October 31, 2020, and double-digit growth in our legacy Liberty Puerto Rico operations. These increases were partially offset by (1) negative impacts from COVID-19, particularly in C&W Panama, and (2) a net negative foreign exchange (“FX”) impact of $11 million.
◦Reported revenue decline for FY 2020 was primarily driven by (1) a net negative FX impact of $137 million, primarily related to a 12% appreciation of the U.S. dollar in relation to the Chilean peso, and (2) negative impacts from COVID-19, particularly in C&W Panama, C&W Caribbean & Networks and VTR/Cabletica. These declines were partially offset by revenue from the AT&T Acquired Entities and growth in our legacy Liberty Puerto Rico operations.

Q4 2020 Revenue Growth – Segment Highlights
•C&W Caribbean & Networks: Revenue declined on a reported and rebased basis by 6% and 4%, respectively. The higher reported decline was primarily driven by adverse currency movements and the November 2019 disposition of our operations in the Seychelles.
◦B2B revenue declined 5% on a reported basis and 3% on a rebased basis, as compared to the prior-year period. The rebased decline was primarily due to lower revenue from fixed and mobile services mostly due to discounts and credits related to reduced or suspended service across our markets as a result of a decline in economic activity following COVID-19 restrictions. This was partly offset by growth in subsea capacity     sales as demand for data connectivity grew year-over-year.
▪On a sequential basis, revenue was flat in Q4.
◦Fixed residential revenue was flat on a reported basis and 2% higher on a rebased basis, as compared to the prior-year period. Revenue grew on a rebased basis as we added over 100,000 subscribers across our expanding high-speed footprint in the year, mostly in Jamaica, with customers demanding broadband connectivity to support work and education from home. This was partially offset by a decline in non-subscription revenue due to lower interconnect volumes.
▪Fixed revenue grew by 1% sequentially, on a reported basis.
◦Mobile revenue declined 17% on a reported basis and 14% on a rebased basis, as compared to the prior-year period. Subscription revenue was lower as outbound roaming, recharge activity and subscriber numbers fell following lockdown restrictions related to COVID-19. Inbound roaming revenue declined by $6 million year-over-year, with the largest impact in the Bahamas due to a reduction in tourism as a result of COVID-19.
▪On a sequential basis, reported mobile revenue was 6% higher, driven by continued recovery in prepaid recharges.
•C&W Panama: Revenue declined by 19% on a reported basis as our operations in Panama continued to be impacted by the most stringent lockdown restrictions across LLA's markets.
◦B2B revenue was 24% lower, primarily due to reduced non-recurring revenue compared to the prior-year period where there was an increased level of Government-related projects.
▪On a sequential basis, we grew revenue by 19%. This was driven by the closing of several projects for the Government of Panama and certain other large enterprise customers.
◦Fixed residential revenue was 4% lower as compared to the prior-year period. While subscription revenue was stable, non-subscription revenue drove the decline, primarily due to lower payphone usage.
▪Fixed revenue was 10% higher sequentially as demand for broadband drove subscriber growth and ARPU increased as customers moved away from lifeline and other discounted plans.
◦Mobile revenue declined 19%. Subscription revenue was impacted by reduced recharge activity and fewer subscribers year-over-year following COVID-19 lockdowns through 2020. Competitive intensity also increased as mobility restrictions were lifted.
▪On a sequential basis, mobile revenue grew by 1%, driven by higher subscribers as restrictions eased relative to prior quarters.
•VTR/Cabletica: Revenue declined on a reported and rebased basis by 4% and 3%, respectively. The higher reported year-over-year decline was driven by appreciation of the U.S. dollar in relation to the Chilean peso. Rebased revenue at VTR, our most competitive fixed market, was lower, as compared to the prior-year period, primarily due to net subscriber losses in H2 2020 from network and customer service challenges following a spike in bandwidth demand related to usage patterns during COVID-19 mobility restrictions. Cabletica grew revenue by 6% and 12% on a reported and rebased basis, respectively, driven by subscriber and ARPU growth over the year.
•Liberty Puerto Rico: Revenue grew by 181% and 15% on a reported and rebased basis, respectively. Reported growth benefited from the inclusion of the AT&T Acquired Entities for two months of the quarter, adding $174 million. Revenue growth in our legacy Puerto Rico business was driven by 121,000 RGU additions and increased ARPU over the last twelve months.

Operating Income
•Operating income was $103 million and $167 million for the three months ended December 31, 2020 and 2019, respectively, and $92 million and $354 million for the year ended December 31, 2020 and 2019, respectively.
◦We reported lower operating income during Q4 2020, as compared with the corresponding period during 2019, primarily due to the net effect of (i) an increase in depreciation and amortization expense, (ii) an increase in impairment, restructuring and other operating items, net, and (iii) and an increase in Adjusted OIBDA as further discussed below.
◦We reported lower operating income during the year ended December 31, 2020, as compared with the prior year, primarily due to (i) higher goodwill impairments recorded during the second quarter of 2020, (ii) the negative impacts of COVID-19 on our business resulting in lower Adjusted OIBDA in 2020 as further discussed below, and (iii) increases in depreciation, amortization and stock-based compensation expenses.

Adjusted OIBDA Highlights
The following table presents (i) Adjusted OIBDA of each of our reportable segments and our corporate category for the periods indicated and (ii) the percentage change from period-to-period on both a reported and rebased basis:

	Three months ended		Increase (decrease)		Year ended		Increase (decrease)
	December 31,				December 31,
	2020	2019	%	Rebased %	2020	2019	%	Rebased %

C&W Carib & Networks	$182.2	$206.8	(11.9)	(9.6)	$713.2	$732.1	(2.6)	1.1
C&W Panama	51.4	58.8	(12.6)	(12.6)	177.2	227.6	(22.1)	(22.1)
VTR/Cabletica	89.3	105.9	(15.7)	(14.5)	361.9	433.6	(16.5)	(7.5)
Liberty Puerto Rico	115.9	52.9	119.1	21.7	276.9	203.2	36.3	12.4
Corporate	(10.8)	(15.9)	32.1	30.0	(44.5)	(55.1)	19.2	12.8
Total	$428.0	$408.5	4.8	(3.7)	$1,484.7	$1,541.4	(3.7)	(2.3)

Operating income margin	9.4%	17.1%			2.4%	9.1%

Adjusted OIBDA margin	39.0%	41.9%			39.4%	39.9%
•Our reported Adjusted OIBDA for the three months and year ended December 31, 2020 increased by 5% and decreased by 4%, respectively.
◦Reported Adjusted OIBDA increase in Q4 2020 was driven by the addition of $56 million contributed by the AT&T Acquired Entities acquired in October 2020, double-digit growth in our legacy Liberty Puerto Rico operations and lower costs including lower bonus-related expenses in the current year related to certain amounts that will be settled with shares. These increases were partially offset by (1) negative impacts from COVID-19, particularly in VTR/Cabletica and C&W Panama, (2) the net negative impact of $13 million, resulting from non-recurring cost impacts at C&W Caribbean & Networks and (3) a net negative foreign exchange (“FX”) impact of $4 million.
◦Reported Adjusted OIBDA decline in FY 2020 was primarily driven by a net negative FX impact of $52 million, mainly related to the Chilean peso. Organic declines were driven by lower revenue at C&W Panama and VTR/Cabletica, partially offset by an increase at Liberty Puerto Rico, each as discussed above. These declines were partially offset by lower costs, including lower bonus-related expenses in the current year related to certain amounts that will be settled with shares.
Q4 2020 Adjusted OIBDA Growth – Segment Highlights
•C&W Caribbean and Networks: Adjusted OIBDA declined on a reported and rebased basis by 12% and 10%, respectively. Our rebased performance was driven by the aforementioned rebased revenue decline, partly offset by lower aggregate costs. In Q4 2020 we faced a significant headwind driven by $13 million of negative net non-recurring direct and indirect cost impacts.
◦Direct costs increased primarily due to higher programming costs compared to the prior-year period where we had a higher benefit from certain settlements related to programming agreements. This was partially offset by (i) lower handset sales, driven by lower demand during lockdown restrictions and reduced subsidies, and (ii) lower costs associated with reduced transit revenue.
◦Other operating costs and expenses were lower year-over-year, primarily due to (i) reduced personnel costs due in part to benefits from ongoing restructuring activities, (ii) reduced bad debt expense in the Bahamas due to improved collections in the current period and provisions in the prior-year related to Hurricane Dorian and (iii) a decrease in marketing costs. These reductions were partly offset by a non-recurring benefit in the prior-year period from a decrease in withholding tax related to third-party supplier services.
•C&W Panama: Adjusted OIBDA declined by 13% on a reported basis. Our performance was driven by the aforementioned revenue decline, partly offset by lower direct and operating costs. Adjusted OIBDA margin at 39.3% improved by 310 basis points sequentially.
◦Reduced direct costs were primarily due to (i) certain non-recurring projects that have been put on hold due to economic uncertainty related to COVID-19, and (ii) lower handset sales due to lockdown restrictions.
◦Other operating costs and expenses were lower year-over-year, primarily due to higher bad debt provisions in the prior-year period.
•VTR/Cabletica: Adjusted OIBDA declined on a reported and rebased basis by 16% and 15%, respectively. The higher reported year-over-year decline was driven by an appreciation of the U.S. dollar in relation to the Chilean peso. The rebased Adjusted OIBDA decline was driven by the aforementioned revenue impacts, higher direct costs, and higher other operating costs and expenses.
◦Programming drove higher direct costs for the segment in the period. VTR costs increased due to the foreign currency impact of contracts denominated in U.S. dollars and a greater number of live soccer matches in Q4 2020. This was partially offset by lower interconnect costs and equipment sales due to reduced store activity.
◦Other operating costs and expenses increased as VTR continued to make targeted investments in its networks and customer service initiatives following challenges earlier in the year after a spike in bandwidth demand resulting from mobility restrictions associated with COVID-19. These actions have led to lower technical-related call volumes, fewer truck rolls and improving customer retention metrics.
◦The segment's costs were impacted by a $3 million year-over-year increase due to the impact of U.S. dollar appreciation against the Chilean peso on VTR's non-functional U.S. dollar costs, primarily in programming.
•Liberty Puerto Rico: Reported and rebased Adjusted OIBDA growth of 119% and 22%, respectively. Reported growth was driven by the inclusion of the AT&T Acquired Entities, for two months of the quarter, adding $56 million. Rebased growth was driven by the previously mentioned revenue growth, partly offset by (i) annual increases in programming rates, (ii) higher commissions associated with increased sales and (iii) integration expenses related to the AT&T Acquired Entities of $3 million.
Net Earnings (Loss) Attributable to Shareholders
•Net earnings (loss) attributable to shareholders was ($29 million) and $42 million for the three months ended December 31, 2020 and 2019, respectively, and ($687 million) and ($80 million) for the year ended December 31, 2020 and 2019, respectively.

Property and Equipment Additions and Capital Expenditures
The table below highlights the categories of the property and equipment additions (P&E Additions) for the indicated periods and reconciles to cash paid for capital expenditures.

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
	in millions, except % amounts

Customer Premises Equipment	$71.5	$64.7	$256.9	$285.4
New Build & Upgrade	19.0	49.7	91.9	129.1
Capacity	19.1	36.7	87.7	105.3
Baseline	61.7	38.7	133.7	120.9
Product & Enablers	16.7	39.6	60.9	80.8
Property and equipment additions	188.0	229.4	631.1	721.5
Assets acquired under capital-related vendor financing arrangements	(18.6)	(37.4)	(99.1)	(96.1)
Acquisition of intangible assets	7.8	—	7.8	—
Assets acquired under finance leases	—	—	—	(0.2)
Changes in current liabilities related to capital expenditures	(29.7)	(34.9)	26.0	(36.1)
Capital expenditures*	$147.5	$157.1	$565.8	$589.1

Property and equipment additions as % of revenue	17.1%	23.5%	16.8%	18.7%

Property and Equipment Additions of our Reportable Segments:
C&W Carib & Networks	$65.0	$105.5	$246.8	$305.8
C&W Panama	18.1	25.1	70.4	89.7
VTR/Cabletica	52.0	56.5	196.4	222.7
Liberty Puerto Rico	45.0	32.0	97.3	88.0
Corporate	7.9	10.3	20.2	15.3
Property and equipment additions	$188.0	$229.4	$631.1	$721.5

Property and Equipment Additions as a Percentage of Revenue by Reportable Segment:
C&W Carib & Networks	15.2%	23.1%	14.5%	16.9%
C&W Panama	13.8%	15.6%	14.1%	15.4%
VTR/Cabletica	21.3%	22.2%	20.7%	20.7%
Liberty Puerto Rico	15.2%	30.4%	15.6%	21.4%

New Build and Homes Upgraded by Reportable Segment:
C&W Carib & Networks	17,600	24,600	75,000	94,800
C&W Panama	9,800	38,600	96,500	166,000
VTR/Cabletica	121,000	54,300	189,900	220,800
Liberty Puerto Rico	7,900	8,800	26,000	22,600
*Cash paid for capital expenditures does not include amounts that are financed under capital-related vendor financing or finance lease arrangements. Instead, these amounts are reflected as non-cash additions to our property and equipment when the underlying assets are delivered and as repayments of debt when the principal is repaid.

Q4 2020 Property and Equipment Additions and Capital Expenditures – Segment Highlights
•C&W Caribbean & Networks: The year-over-year decrease in quarterly property and equipment additions, was primarily driven by (i) higher new build activity in the prior-year period following Hurricane Dorian in the Bahamas, (ii) phasing of capacity investments which were accelerated earlier in FY 2020 to address demands related to COVID-19, and (iii) our initiatives to reduce expenditure.
•C&W Panama: Property and equipment additions were lower year-over-year due to (i) reduced CPE expenditures as gross adds declined, unit pricing improved and refurbishment levels increased, (ii) lower cost per home for new build expansion and slower build rate due to COVID-19, and (iii) our initiatives to reduce expenditure.
•VTR/Cabletica: Property and equipment additions declined year-over-year. This decrease was driven by reduced spend at VTR where lower product development and new build unit costs in the quarter was partly offset by increased CPE spend related to the rollout of services on our fiber network.
•Liberty Puerto Rico: The year-over-year increase was driven by the inclusion of the AT&T Acquired Entities for the last two months of Q4 2020.

Summary of Debt, Finance Lease Obligations, Cash and Cash Equivalents & Restricted Cash
The following table details the U.S. dollar equivalent balances of the outstanding principal amounts of our debt and finance lease obligations, and cash, cash equivalents and restricted cash at December 31, 2020:

	Debt	Finance lease obligations	Debt and finance lease obligations	Cash, cash equivalents and restricted cash
	in millions

Liberty Latin America[1]	$404.9	$1.2	$406.1	$247.7
C&W	4,192.3	1.7	4,194.0	503.5
VTR	1,494.1	—	1,494.1	74.3
Liberty Puerto Rico	2,290.0	10.5	2,300.5	79.4
Cabletica	119.6	—	119.6	7.6
Total	$8,500.9	$13.4	$8,514.3	$912.5

Consolidated Leverage and Liquidity Information:			December 31, 2020	September 30, 2020
Consolidated gross leverage ratio[2]			4.8x	6.2x
Consolidated net leverage ratio[2]			4.3x	4.1x
Average debt tenor[3]			6.2 years	6.4 years
Fully-swapped borrowing costs			6.3%	6.2%
Unused borrowing capacity (in millions)[4]			$1,172.9	$1,063.2
1.Represents the amount held by Liberty Latin America on a standalone basis plus the aggregate amount held by subsidiaries of Liberty Latin America that are outside our borrowing groups.
2.Consolidated leverage ratios are non-GAAP measures. For additional information, including definitions of our consolidated leverage ratios, required reconciliations and the impact of the AT&T Acquired Entities on the December 31, 2020 ratios, see Non-GAAP Reconciliations below.
3.For purposes of calculating our average tenor, total debt excludes vendor financing and finance lease obligations.
4.At December 31, 2020, the full amount of unused borrowing capacity under our subsidiaries' revolving credit facilities was available to be borrowed, both before and after completion of the December 31, 2020 compliance reporting requirements, except for available capacity under the VTR Revolving Credit Facilities that is currently limited to approximately $185 million. For information regarding limitations on our ability to access this liquidity, see the discussion under "Liquidity and Capital Resources" in our recently filed 2020 Annual Report on Form 10-K.

	Organic Subscriber Variance Table — December 31, 2020 vs September 30, 2020
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Total Mobile Subscribers

C&W Caribbean and Networks:
Jamaica	13,200	13,200	11,100	2,000	13,100	12,200	27,300	26,500
The Bahamas	—	—	—	500	1,400	—	1,900	2,000
Trinidad and Tobago	1,500	1,500	(400)	200	1,800	900	2,900	—
Barbados	—	—	500	800	1,300	100	2,200	2,000
Other	—	—	(500)	600	4,100	(800)	3,900	4,200
Total C&W Caribbean & Networks	14,700	14,700	10,700	4,100	21,700	12,400	38,200	34,700
C&W Panama[1]	9,500	9,500	10,000	7,200	7,400	6,800	21,400	26,100
Total C&W	24,200	24,200	20,700	11,300	29,100	19,200	59,600	60,800
VTR/Cabletica:
VTR	111,500	115,300	(28,900)	(8,000)	(29,900)	(1,600)	(39,500)	(10,600)
Cabletica[2]	5,700	5,700	2,600	(900)	3,700	(400)	2,400	—
Total VTR/Cabletica	117,200	121,000	(26,300)	(8,900)	(26,200)	(2,000)	(37,100)	(10,600)
Liberty Puerto Rico[3,4]	7,900	7,900	24,200	4,100	25,400	5,800	35,300	(2,400)
Total Organic Change	149,300	153,100	18,600	6,500	28,300	23,000	57,800	47,800

Q4 2020 Adjustments:
C&W Panama[5]	—	—	(15,700)	(15,700)	—	—	(15,700)	—
Puerto Rico[4]	—	—	—	—	—	—	—	1,025,000
Total Q4 2020 Adjustments	—	—	(15,700)	(15,700)	—	—	(15,700)	1,025,000
Net Adds	149,300	153,100	2,900	(9,200)	28,300	23,000	42,100	1,072,800

	Mobile Subscribers
	Consolidated Operating Data — December 31, 2020			Q4 Organic Subscriber Variance
	Prepaid	Postpaid	Total	Prepaid	Postpaid	Total
C&W Caribbean and Networks:
Jamaica	970,000	22,300	992,300	25,600	900	26,500
The Bahamas	150,800	30,300	181,100	700	1,300	2,000
Barbados	88,400	30,200	118,600	1,000	1,000	2,000
Other	346,500	48,000	394,500	500	3,700	4,200
Total C&W Caribbean and Networks	1,555,700	130,800	1,686,500	27,800	6,900	34,700
C&W Panama[1]	1,338,900	123,000	1,461,900	24,500	1,600	26,100
Total C&W	2,894,600	253,800	3,148,400	52,300	8,500	60,800
VTR	11,300	269,000	280,300	(500)	(10,100)	(10,600)
Liberty Puerto Rico[4]	239,000	783,600	1,022,600	(5,900)	3,500	(2,400)
Total / Net Adds	3,144,900	1,306,400	4,451,300	45,900	1,900	47,800

Q4 2020 Adjustments:
Puerto Rico[4]	—	—	—	244,900	780,100	1,025,000
Net Adds	3,144,900	1,306,400	4,451,300	290,800	782,000	1,072,800
1.RGU balances do not include 58,600 RGUs and 12,400 mobile subscribers that, due to the impact of COVID-19, have not been disconnected in accordance with our normal disconnect policy for non-payment and continue to receive services.
2.Our homes passed in Costa Rica include 40,000 homes on a third-party network that provides us long-term access.
3.On October 31, 2020, we closed the acquisition of the AT&T Acquired Entities at which point Liberty Puerto Rico began to provide mobile services. RGU balances do not include 11,200 fixed RGUs representing customers that, due to the impact of COVID-19, have not been disconnected in accordance with our normal disconnect policy for non-payment and were moved to an "essential services plan".
4.As of December 31, 2020, postpaid mobile subscribers include 126,800 Corporate Responsible Users (CRU). A CRU represents an individual receiving mobile services through an organization that has entered into a contract for mobile services with us and the organization is responsible for the payment of the CRU’s mobile services. Mobile subscriber information associated with the AT&T Acquired Entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.
5.During the fourth quarter of 2020, we announced that we would shut down our DTH operations in Panama, which went into effect in January 2021. We have removed the associated decrease in customer relationships and RGUs from this table.

C&W Caribbean & Networks
•Jamaica continued to grow its fixed subscriber base, more than doubling Q4 2019 additions with 27,000 RGUs added in the quarter, driven by 13,000 broadband RGU adds. In FY 2020, Jamaica had its strongest year as part of LLA, with 92,000 RGU additions. We continued to invest in our networks with 13,000 additional high-speed FTTH homes passed in the quarter.
•We added RGUs across each of our other market groups, again driven by broadband additions.
•Mobile subscribers grew by 35,000 as conditions continued to improve with markets recovering following the initial impacts of COVID-19. Q4 is also a seasonally strong quarter with increased promotional activity related to the Christmas holidays.
C&W Panama
•Panama continued to recover with 21,000 RGUs added in Q4, 61% higher than the prior-year period.
•Mobile operations continued to recover with additions of 26,000 subscribers, however the quarter was impacted by increased competitive intensity and the return of COVID-19 mobility restrictions in December.
VTR/Cabletica
•In VTR, our most competitive consumer fixed market, we lost 40,000 RGUs in the quarter, an improvement as compared to Q3 2020 where churn increased following network challenges related to an increase in bandwidth demand earlier in the year. Further to operational actions to improve customer experience, we have seen improvements in sequential monthly losses during H2 and flat RGU performance in January 2021.
•VTR lost 11,000 mobile subscribers in Q4 as COVID-19 continued to impact retail activity.
Liberty Puerto Rico
•Reported record fourth quarter of RGU additions, driven by broadband additions as customers demanded high-speed and reliable connectivity solutions.
•On October 31, 2020, we closed the acquisition of the AT&T Acquired Entities at which point Liberty Puerto Rico began to provide mobile services. During our two months of ownership, subscribers were relatively flat.

ARPU per Customer Relationship
The following table provides ARPU per customer relationship for the indicated periods:

	Three months ended December 31,					FX-Neutral[1]
	2020		2019		% Change	% Change

Liberty Latin America[2]		$48.76		$48.49	0.6%	1.6%
C&W2		$47.05		$46.83	0.5%	1.9%
C&W Caribbean and Networks[2]		$48.99		$48.51	1.0%	2.7%
C&W Panama		$38.76		$39.82	(2.7%)	(2.7%)
VTR/Cabletica		$42.04		$43.04	(2.3%)	(1.1%)
VTR	CLP	31,883	CLP	32,587	(2.2%)	(2.2%)
Cabletica	CRC	25,757	CRC	24,469	5.3%	5.3%
Liberty Puerto Rico		$77.45		$76.43	1.3%	1.3%
Mobile ARPU3
The following table provides ARPU per mobile subscriber for the indicated periods:

	Three months ended December 31,			FX-Neutral[1]
	2020	2019	% Change	% Change

Liberty Latin America[2,4]	$12.68	$13.31	(4.7%)	(3.3%)
C&W2	$12.41	$12.97	(4.3%)	(2.9%)
C&W Caribbean and Networks[2]	$15.20	$15.64	(2.7%)	(0.6%)
C&W Panama	$9.20	$9.84	(6.5%)	(6.5%)
VTR[5]	$15.65	$17.11	(8.5%)	(8.0%)
Liberty Puerto Rico[6]	$46.98	$—	N.M.	N.M.
N.M. – Not Meaningful.
1.The FX-Neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-year figures to reflect translation at the foreign currency rates used to translate the prior year amounts.
2.The amounts for the three months ended December 31, 2019 exclude the revenue, customers and mobile subscribers from our operations in the Seychelles. This allows for a more accurate comparison to Q4 2020, as these operations were sold during November 2019.
3.During 2020, we changed our presentation of inbound roaming revenue whereby we no longer include it in "mobile service revenue" and now present it within "mobile interconnect, inbound roaming, equipment sales and other" to better align with how management evaluates the business. Revenue from inbound roaming for the C&W Borrowing Group, which is predominantly at our C&W Caribbean and Networks segment, was $3 million and $9 million during the three months ended December 31, 2020 and 2019, respectively. Mobile ARPU amounts are calculated excluding "mobile interconnect, inbound roaming, equipment sales and other" and amounts for 2019 have been revised for the aforementioned change in presentation.
4.The amount for the three months ended December 31, 2020 excludes the revenue and mobile subscribers of the AT&T Acquired Entities as these operations were acquired on October 31, 2020.
5.The mobile ARPU amounts in Chilean pesos for the three months ended December 31, 2020 and 2019 are CLP 11,895 and CLP 12,928, respectively.
6.The amount for the three months ended December 31, 2020 is calculated using the revenue related to mobile subscribers (including B2B mobile subscribers) for the two months ended December 31, 2020 and the average of October 31, 2020 and December 31, 2020 mobile subscribers (including CRU subscribers) as the AT&T Acquired Entities were not acquired until October 31, 2020.

Forward-Looking Statements and Disclaimer
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our strategies, priorities and focus areas, growth ambitions, financial performance and guidance, revenue growth expectations and Adjusted Free Cash Flow expectations for 2021; expected new build and upgrade activity in 2021 and estimated P&E additions as a percent of revenue; the opportunity to bring high-speed connectivity to more households in the region; the anticipated impact of the COVID-19 pandemic on our business and financial results and regional economic outlook; our cost control and efficiency initiatives; our digital strategy, including touchless channels for sales and services, and product innovation and commercial plans and projects (including expectations regarding customer value propositions); our integration plans and synergies in Puerto Rico following the AT&T Acquisition; the timing and impact of the acquisition of Telefónica's Costa Rica business; the strength of our balance sheet and tenor of our debt; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include events that are outside of our control, such as hurricanes and other natural disasters, political or social events, and pandemics, such as COVID-19, the uncertainties surrounding such events and efforts to contain any pandemic, the ability and cost to restore networks in the markets impacted by hurricanes or generally to respond to any such events; the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings; our ability to meet challenges from competition, to manage rapid technological change or to maintain or increase rates to our subscribers or to pass through increased costs to our subscribers; the effects of changes in laws or regulation; general economic factors; our ability to obtain regulatory approval and satisfy conditions associated with acquisitions and dispositions, including the acquisition of Telefónica's Costa Rica business; our ability to successfully acquire and integrate new businesses and realize anticipated efficiencies from acquired businesses; the availability of attractive programming for our video services and the costs associated with such programming; our ability to achieve forecasted financial and operating targets; the outcome of any pending or threatened litigation; the ability of our operating companies to access cash of their respective subsidiaries; the impact of our operating companies' future financial performance, or market conditions generally, on the availability, terms and deployment of capital; fluctuations in currency exchange and interest rates; the ability of suppliers and vendors (including our third-party wireless network provider under our MVNO arrangement) to timely deliver quality products, equipment, software, services and access; our ability to adequately forecast and plan future network requirements including the costs and benefits associated with network expansions; and other factors detailed from time to time in our filings with the Securities and Exchange Commission, including our most recently filed Form 10-K. These forward-looking statements speak only as of the date of this press release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Latin America
Liberty Latin America is a leading communications company operating in over 20 countries across Latin America and the Caribbean under the consumer brands VTR, Flow, Liberty, Más Móvil, BTC, UTS and Cabletica. The communications and entertainment services that we offer to our residential and business customers in the region include digital video, broadband internet, telephony and mobile services. Our business products and services include enterprise-grade connectivity, data center, hosting and managed solutions, as well as information technology solutions with customers ranging from small and medium enterprises to international companies and governmental agencies. In addition, Liberty Latin America operates a subsea and terrestrial fiber optic cable network that connects over 40 markets in the region.

Liberty Latin America has three separate classes of common shares, which are traded on the NASDAQ Global Select Market under the symbols “LILA” (Class A) and “LILAK” (Class C), and on the OTC link under the symbol “LILAB” (Class B).

For more information, please visit www.lla.com or contact:

Investor Relations    Corporate Communications
Kunal Patel    ir@lla.com     Claudia Restrepo    llacommunications@lla.com

Footnotes
1.Rebased growth rates are a non-GAAP measure. The indicated growth rates are rebased for the estimated impacts of (i) acquisitions, (ii) a disposal, (iii) FX, (iv) for the C&W Caribbean & Networks and Liberty Puerto Rico segments, the impact of a small common control transaction between these segments, and (v) for the C&W Caribbean & Networks segment and our corporate operations, the impact of the transfer of our captive insurance operation from our C&W Caribbean & Networks segment to our corporate operations. See Non-GAAP Reconciliations below.
2.Adjusted OIBDA is a non-GAAP measure that was previously referred to as "operating cash flow" in our quarterly earnings releases. Effective June 30, 2020, we no longer use the term "operating cash flow" and this key performance metric is now referred to as Adjusted OIBDA. For the definition of Adjusted OIBDA and required reconciliations, see Non-GAAP Reconciliations below.
3.Adjusted Free Cash Flow is a non-GAAP measure. For the definition of Adjusted Free Cash Flow (“Adjusted FCF”) and required reconciliations, see Non-GAAP Reconciliations below.
4.See Glossary for the definition of RGUs and mobile subscribers. Organic figures exclude RGUs and mobile subscribers of acquired entities at the date of acquisition and other nonorganic adjustments, but include the impact of changes in RGUs and mobile subscribers from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.
5.The FX-Neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the current-year figures to reflect translation at the foreign currency rates used to translate the prior year amounts.

Additional Information | Cable & Wireless Borrowing Group
The following tables reflect preliminary unaudited selected financial results, on a consolidated C&W basis, for the periods indicated, in accordance with U.S. GAAP.

	Three months ended
	December 31,		Change	Rebased change[1]
	2020	2019
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$41.8	$45.1
Broadband internet	75.3	67.4
Fixed-line telephony	22.3	24.9
Total subscription revenue	139.4	137.4
Non-subscription revenue	12.7	15.4
Total residential fixed revenue	152.1	152.8	(0.5%)	1.2%
Residential mobile revenue:
Service revenue	116.1	131.5
Interconnect, equipment sales and other	20.8	34.6
Total residential mobile revenue	136.9	166.1	(17.6%)	(15.6%)
Total residential revenue	289.0	318.9	(9.4%)	(7.5%)
B2B revenue:
Service revenue	204.6	238.1
Subsea network revenue	63.4	60.2
Total B2B revenue	268.0	298.3	(10.2)%	(8.6)%
Total	$557.0	$617.2	(9.8)%	(8.0)%

Operating income	$40.6	$108.4	(62.5%)

Adjusted OIBDA	$233.6	$265.6	(12.0)%	(10.3)%

Operating income as a percentage of revenue	7.3%	17.6%

Adjusted OIBDA as a percentage of revenue	41.9%	43.0%

Proportionate Adjusted OIBDA	$198.3	$231.2

	Year ended
	December 31,		Change	Rebased change[1]
	2020	2019
	in millions, except % amounts
Residential revenue:
Residential fixed revenue:
Subscription revenue:
Video	$170.2	$181.1
Broadband internet	289.0	260.0
Fixed-line telephony	93.4	101.9
Total subscription revenue	552.6	543.0
Non-subscription revenue	54.0	62.0
Total residential fixed revenue	606.6	605.0	0.3%	1.2%
Residential mobile revenue[2]:
Service revenue	454.2	522.9
Interconnect, inbound roaming, equipment sales and other	85.4	122.1
Total residential mobile revenue	539.6	645.0	(16.3%)	(14.3%)
Total residential revenue	1,146.2	1,250.0	(8.3%)	(6.8%)
B2B revenue:
Service revenue	799.5	896.2
Subsea network revenue	254.1	243.3
Total B2B revenue	1,053.6	1,139.5	(7.5)%	(5.2)%
Total	$2,199.8	$2,389.5	(7.9)%	(6.0)%

Operating income (loss)	$(97.3)	$82.1	N.M.

Adjusted OIBDA	$890.4	$959.7	(7.2)%	(4.6)%

Operating income (loss) as a percentage of revenue	(4.4)%	3.4%

Adjusted OIBDA as a percentage of revenue	40.5%	40.2%

Proportionate Adjusted OIBDA	$766.8	$811.0
1.    Indicated growth rates are rebased for the estimated impacts of acquisitions, the transfer of certain B2B operations in Puerto Rico from the C&W borrowing group to the Puerto Rico borrowing group, the Seychelles disposal, the transfer of our captive insurance operations from our C&W borrowing group to our corporate operations and FX.
2.    During 2020, we changed our presentation of inbound roaming revenue whereby we no longer include it in “mobile service revenue” and now present it within “mobile interconnect, inbound roaming, equipment sales and other” to better align with how management evaluates the business.

The following table details the U.S. dollar equivalent of the nominal amount outstanding of C&W's third-party debt, finance lease obligations and cash and cash equivalents:

		December 31,	September 30,
	Facility Amount	2020	2020
	in millions
Credit Facilities:
Revolving Credit Facility due 2023 (LIBOR + 3.25%)	$50.0	$—	$—
Revolving Credit Facility due 2026 (LIBOR + 3.25%)	$575.0	—	100.0
Term Loan Facility B-5 due 2028 (LIBOR + 2.25%)	$1,510.0	1,510.0	1,510.0
Total Senior Secured Credit Facilities		1,510.0	1,610.0
Notes:
Senior Secured Notes:
5.75% USD Senior Secured Notes due 2027	$550.0	550.0	550.0
Senior Notes:
7.5% USD Senior Notes due 2026	$500.0	500.0	500.0
6.875% USD Senior Notes due 2027	$1,220.0	1,220.0	1,220.0
Total Notes		2,270.0	2,270.0
Other Regional Debt		346.2	351.3
Vendor financing		66.1	91.2
Finance lease obligations		1.7	0.6
Total third-party debt and finance lease obligations		4,194.0	4,323.1
Premiums, discounts and deferred financing costs, net		(28.2)	(29.5)
Total carrying amount of third-party debt and finance lease obligations		4,165.8	4,293.6
Less: cash and cash equivalents		485.5	568.7
Net carrying amount of third-party debt and finance lease obligations		$3,680.3	$3,724.9
•At December 31, 2020, our total and proportionate net debt was $3.7 billion and $3.6 billion, respectively, our Fully-swapped Borrowing Cost was 5.6%, and the average tenor of our debt obligations (excluding vendor financing) was approximately 6.4 years.
•Our portion of Adjusted OIBDA, after deducting the noncontrolling interests' share, (“Proportionate Adjusted OIBDA”) was $198 million for Q4 2020 and $231 million for Q4 2019.
•Based on Q4 results, our Proportionate Net Leverage Ratio was 4.5x, calculated in accordance with C&W's Credit Agreement. At December 31, 2020, we had maximum undrawn commitments of $770 million, including $145 million under our regional facilities. At December 31, 2020, the full amount of unused borrowing capacity under our credit facilities (including regional facilities) was available to be borrowed, both before and after completion of the December 31, 2020 compliance reporting requirements.
•In 2021, we expect P&E additions as a percentage of revenue to be between 14% and 16%.

VTR Borrowing Group
The following table reflects preliminary unaudited selected financial results for the period indicated, in accordance with U.S. GAAP.

	Three months ended			Year ended
	December 31,			December 31,
	2020	2019	Change	2020	2019	Change
	CLP in billions, except % amounts

Revenue	157.8	166.2	(5.1%)	639.8	660.5	(3.1%)

Operating income	14.7	29.1	(49.5%)	86.6	132.0	(34.4%)

Adjusted OIBDA	56.7	68.6	(17.3%)	242.7	268.1	(9.5%)

Operating income as a percentage of revenue	9.3%	17.5%		13.5%	20.0%

Adjusted OIBDA as a percentage of revenue	35.9%	41.3%		37.9%	40.6%
The following table details the borrowing currency and Chilean peso equivalent of the nominal amount outstanding of VTR's debt, finance lease obligations and cash and cash equivalents:

	December 31,		September 30,
	2020		2020
	Borrowing currency in millions	CLP equivalent in billions

Credit Facilities:
Term Loan Facility B-1 due 2023[1] (ICP[2]+ 3.80%)	CLP 140,900	140.9	140.9
Term Loan Facility B-2 due 2023 (7.000%)	CLP 33,100	33.1	33.1
Revolving Credit Facility A due 2023 (TAB[3]+3.35%)	CLP 45,000	—	—
Revolving Credit Facility B due 2026[4] (LIBOR + 2.75%)	$200.0	—	—
Total Senior Secured Credit Facilities		174.0	174.0
Notes:
Senior Secured Notes:
5.125% USD Senior Secured Notes due 2028	$600.0	427.1	470.6
Senior Notes:
6.375% USD Senior Notes due 2028	$550.0	391.5	431.4
Total Notes		818.6	902.0

Vendor Financing		70.9	70.3
Total debt		1,063.5	1,146.3
Deferred financing costs		(16.2)	(17.8)
Total carrying amount of debt		1,047.3	1,128.5
Less: cash and cash equivalents		52.8	127.1
Net carrying amount of debt		994.5	1,001.4
Exchange rate (CLP to $)		711.8	784.3
1.     Under the terms of the credit agreement, VTR is obligated to repay 50% of the outstanding aggregate principal amount of the Term Loan Facility B-1 on November 23, 2022, with the remaining principal amount due on May 23, 2023, which represents the ultimate maturity date of the facility.

2.     Índice de Cámara Promedio rate.
3.     Tasa Activa Bancaria rate.
4.     Includes a $1 million credit facility that matures on May 23, 2023.
•At December 31, 2020, our Fully-swapped Borrowing Cost was 6.2% and the average tenor of debt (excluding vendor financing) was approximately 6.4 years.
•Based on our results for Q4 2020, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage ratio was 4.5x, calculated in accordance with VTR's Credit Agreement.
•At December 31, 2020, we had maximum undrawn commitments of $200 million (CLP 142 billion) and CLP 45 billion. At December 31, 2020, the unused borrowing capacity under our credit facilities was limited to approximately $185 million, after completion of the December 31, 2020 compliance reporting requirements.
•In 2021, we expect P&E additions as a percentage of revenue to be between 24% and 26%.

Liberty Puerto Rico (LPR) Borrowing Group
The following table details the nominal amount outstanding of Liberty Puerto Rico's debt, cash and cash equivalents, and restricted cash:

	Facility amount	December 31, 2020	September 30, 2020
	in millions

Revolving Credit Facility due 2025 (LIBOR + 3.50%)	$125.0	$—	$—
Term Loan Facility due 2026 (LIBOR + 5.0%)	$1,000.0	1,000.0	1,000.0
Senior Secured Notes due 2027 (6.75%)	$1,290.0	1,290.0	1,290.0
		2,290.0	2,290.0
Finance lease obligations		10.5	—
Total debt and finance lease obligations		2,300.5	2,290.0
Discounts and deferred financing costs		(39.1)	(22.0)
Total carrying amount of debt		2,261.4	2,268.0
Less: cash, cash equivalents and restricted cash		79.4	1,385.2
Net carrying amount of debt		$2,182.0	$882.8

•Based on our results for Q4 2020, and subject to the completion of the corresponding compliance reporting requirements, our Consolidated Net Leverage Ratio was 3.7x, calculated in accordance with LPR’s Group Credit Agreement.
•At December 31, 2020, we had maximum undrawn commitments of $125 million. At December 31, 2020, the full amount of unused borrowing capacity under our revolving credit facility was available to be borrowed, both before and after completion of the December 31, 2020 compliance reporting requirements.
•In 2021, we expect P&E additions as a percentage of revenue to be between 14% and 16%.

Cabletica Borrowing Group
The following table details the borrowing currency and Costa Rican colón equivalent of the nominal amount outstanding of Cabletica's debt and cash and cash equivalents:

	December 31,		September 30,
	2020		2020
	Borrowing currency in millions	CRC equivalent in billions

Term Loan B-1 Facility due 2024[1] (LIBOR + 5.50%)	$49.2	30.2	29.9
Term Loan B-2 Facility due 2024[1] (TBP[2] + 6.75%)	CRC 43,177.4	43.2	43.2
Revolving Credit Facility due 2024 (LIBOR + 4.25%)	$15.0	—	—
Debt before discounts and deferred financing costs		73.4	73.1
Deferred financing costs		(4.0)	(1.7)
Total carrying amount of debt		69.4	71.4
Less: cash and cash equivalents		4.7	9.5
Net carrying amount of debt		64.7	61.9

Exchange rate (CRC to $)		613.2	607.0
1.    Under the terms of the credit agreement, Cabletica is obligated to repay 50% of the outstanding aggregate principal amounts of the Cabletica Term Loan B-1 Facility and the Cabletica Term Loan B-2 Facility on February 1, 2024, with the remaining respective principal amounts due on August 1, 2024, which represents the ultimate maturity date of the facilities.
2.    Tasa Básica Pasiva rate.

•Liberty Latin America intends to contribute its 80% stake in Cabletica S.A. into the VTR Finance N.V. credit pool. The contribution is expected to be completed in 2021.

Subscriber Table

	Consolidated Operating Data — December 31, 2020
	Homes Passed	Two-way Homes Passed	Fixed-line Customer Relationships	Video RGUs	Internet RGUs	Telephony RGUs	Total RGUs	Total Mobile Subscribers

C&W Caribbean & Networks
Jamaica	613,700	613,700	296,700	128,400	259,600	246,200	634,200	992,300
The Bahamas	120,900	120,900	35,300	7,400	26,400	34,400	68,200	181,100
Trinidad and Tobago	334,600	334,600	157,000	106,200	140,100	86,200	332,500	—
Barbados	140,400	140,400	82,400	33,700	69,400	71,100	174,200	118,600
Other	331,700	311,900	233,900	77,800	177,300	119,000	374,100	394,500
Total C&W Caribbean & Networks	1,541,300	1,521,500	805,300	353,500	672,800	556,900	1,583,200	1,686,500
C&W Panama[1,2]	687,900	687,900	184,700	89,900	155,900	159,700	405,500	1,461,900
Total C&W	2,229,200	2,209,400	990,000	443,400	828,700	716,600	1,988,700	3,148,400
VTR/Cabletica:
VTR	3,848,600	3,424,700	1,465,800	1,065,500	1,286,100	497,200	2,848,800	280,300
Cabletica[3]	633,000	627,100	268,300	206,900	214,800	21,500	443,200	—
Total VTR/Cabletica	4,481,600	4,051,800	1,734,100	1,272,400	1,500,900	518,700	3,292,000	280,300
Liberty Puerto Rico[4,5]	1,137,700	1,137,700	480,500	235,200	434,300	236,100	905,600	1,022,600
Total	7,848,500	7,398,900	3,204,600	1,951,000	2,763,900	1,471,400	6,186,300	4,451,300
1.RGU balances do not include 58,600 RGUs and 12,400 mobile subscribers that, due to the impact of COVID-19, have not been disconnected in accordance with our normal disconnect policy for non-payment and continue to receive services.

2.During the fourth quarter of 2020, we announced that we would shut down our DTH operations in Panama, which went into effect in January 2021, and as such, the associated customer relationships and RGUs are no longer included in our subscriber count.

3.Our homes passed in Costa Rica include 40,000 homes on a third-party network that provides us long-term access.

4.On October 31, 2020, we closed the acquisition of the AT&T Acquired Entities at which point Liberty Puerto Rico began to provide mobile services. RGU balances do not include 11,200 fixed RGUs representing customers that, due to the impact of COVID-19, have not been disconnected in accordance with our normal disconnect policy for non-payment and were moved to an "essential services plan".

5.As of December 31, 2020, postpaid mobile subscribers include 126,800 CRUs. A CRU represents an individual receiving mobile services through an organization that has entered into a contract for mobile services with us and where the organization is responsible for the payment of the CRU’s mobile services. Mobile subscriber information associated with the AT&T Acquisition is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.

Glossary
Adjusted OIBDA Margin – Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.
ARPU – Average revenue per unit refers to the average monthly subscription revenue (subscription revenue excludes interconnect, mobile handset sales and late fees) per average customer relationship or mobile subscriber, as applicable. ARPU per average customer relationship is calculated by dividing the average monthly subscription revenue from residential fixed and SOHO fixed services by the average of the opening and closing balances for customer relationships for the indicated period. ARPU per average mobile subscriber is calculated by dividing the average monthly mobile service revenue by the average of the opening and closing balances for mobile subscribers for the indicated period. Unless otherwise indicated, ARPU per customer relationship or mobile subscriber is not adjusted for currency impacts. ARPU per average RGU is calculated by dividing the average monthly subscription revenue from the applicable residential fixed service by the average of the opening and closing balances of the applicable RGUs for the indicated period. Unless otherwise noted, ARPU in this release is considered to be ARPU per average customer relationship or mobile subscriber, as applicable. Customer relationships, mobile subscribers and RGUs of entities acquired during the period are normalized.
Consolidated Net Leverage Ratio (VTR) – Defined in accordance with VTR's indenture for its senior notes, taking into account the ratio of its outstanding indebtedness (including the impact of its cross-currency swaps) less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters.
Consolidated Net Leverage Ratio (LPR) – Defined in accordance with LPR's Group Credit Agreement, taking into account the ratio of its outstanding indebtedness less its cash and cash equivalents to its annualized EBITDA from the most recent two consecutive fiscal quarters. Annualized EBITDA includes pro forma EBITDA of the AT&T Acquired Entities for pre-acquisition periods.
Customer Relationships – The number of customers who receive at least one of our video, internet or telephony services that we count as RGUs, without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit ("EBU") adjustments, we reflect corresponding adjustments to our customer relationship counts. For further information regarding our EBU calculation, see Additional General Notes below. Customer relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two customer relationships. We exclude mobile-only customers from customer relationships.
Fully-swapped Borrowing Cost – Represents the weighted average interest rate on our debt (excluding finance leases and including vendor financing obligations), including the effects of derivative instruments, original issue premiums or discounts, which includes a discount on the convertible notes issued by Liberty Latin America associated with a conversion option feature, and commitment fees, but excluding the impact of financing costs.
Homes Passed – Homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant. Certain of our homes passed counts are based on census data that can change based on either revisions to the data or from new census results.
Internet (Broadband) RGU – A home, residential multiple dwelling unit or commercial unit that receives internet services over our network.
Leverage – Our gross and net leverage ratios, each a non-GAAP measure, are defined as total debt (total principal amount of debt and finance lease obligations outstanding, net of projected derivative principal-related cash payments (receipts)) and net debt to annualized Adjusted OIBDA of the latest two quarters. Net debt is defined as total debt (including the convertible notes) less cash and cash equivalents. For purposes of these calculations, debt is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

Mobile Subscribers – Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 60 days, based on industry standards within the respective country. In a number of countries, our mobile subscribers receive mobile services pursuant to prepaid contracts.
NPS – Net promoter score.
Property and Equipment Addition Categories
•Customer Premises Equipment: Includes capitalizable equipment and labor, materials and other costs directly associated with the installation of such CPE;
•New Build & Upgrade: Includes capitalizable costs of network equipment, materials, labor and other costs directly associated with entering a new service area and upgrading our existing network;
•Capacity: Includes capitalizable costs for network capacity required for growth and services expansions from both existing and new customers. This category covers Core and Access parts of the network and includes, for example, fiber node splits, upstream/downstream spectrum upgrades and optical equipment additions in our international backbone connections;
•Baseline: Includes capitalizable costs of equipment, materials, labor and other costs directly associated with maintaining and supporting the business. Relates to areas such as network improvement, property and facilities, technical sites, information technology systems and fleet; and
•Product & Enablers: Discretionary capitalizable costs that include investments (i) required to support, maintain, launch or innovate in new customer products, and (ii) in infrastructure, which drive operational efficiency over the long term.
Proportionate Net Leverage Ratio (C&W) – Calculated in accordance with C&W's Credit Agreement, taking into account the ratio of outstanding indebtedness (subject to certain exclusions) less cash and cash equivalents to EBITDA (subject to certain adjustments) for the last two quarters annualized, with both indebtedness and EBITDA reduced proportionately to remove any noncontrolling interests' share of the C&W group.
Revenue Generating Unit (RGU) – RGU is separately a video RGU, internet RGU or telephony RGU. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in Chile subscribed to our video service, fixed-line telephony service and broadband internet service, the customer would constitute three RGUs. RGUs are generally counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g., a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled video, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as RGUs during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers or free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our RGU counts exclude our separately reported postpaid and prepaid mobile subscribers.
SOHO – Small office/home office customers.
Telephony RGU – A home, residential multiple dwelling unit or commercial unit that receives voice services over our network. Telephony RGUs exclude mobile subscribers.
Two-way Homes Passed – Homes passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

U.S. GAAP – Generally accepted accounting principles in the United States.
Video RGU – A home, residential multiple dwelling unit or commercial unit that receives our video service over our network primarily via a digital video signal while subscribing to any recurring monthly service that requires the use of encryption-enabling technology. Video RGUs that are not counted on an EBU basis are generally counted on a unique premises basis. For example, a subscriber with one or more set-top boxes that receives our video service in one premises is generally counted as just one RGU.
Additional General Notes
Most of our operations provide telephony, broadband internet, data, video or other B2B services. Certain of our B2B service revenue is derived from SOHO customers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHO customers, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” To the extent our existing customers upgrade from a residential product offering to a SOHO product offering, the number of SOHO RGUs and SOHO customers will increase, but there is no impact to our total RGU or customer counts. With the exception of our B2B SOHO customers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.
Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels, and hospitals, in Chile and Puerto Rico. Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates.
While we take appropriate steps to ensure that subscriber and homes passed statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber and homes passed counting process. We periodically review our subscriber and homes passed counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber and homes passed statistics based on those reviews.

Non-GAAP Reconciliations
We include certain financial measures in this press release that are considered non-GAAP measures, including (i) Adjusted OIBDA, Adjusted OIBDA Margin and Adjusted OIBDA less P&E Additions, (ii) Adjusted Free Cash Flow, (iii) rebased revenue and rebased Adjusted OIBDA growth rates, and (iv) consolidated leverage ratios. The following sections set forth reconciliations of the nearest GAAP measure to our non-GAAP measures as well as information on how and why management of the Company believes such information is useful to an investor.
Adjusted OIBDA and Adjusted OIBDA less P&E Additions
Adjusted OIBDA and Adjusted OIBDA less P&E Additions, each a non-GAAP measure, are the primary measures used by our chief operating decision maker to evaluate segment operating performance. Adjusted OIBDA and Adjusted OIBDA less P&E Additions are also key factors that are used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of incentive compensation plans. As we use the term, Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted OIBDA and Adjusted OIBDA less P&E Additions are meaningful measures because they represent a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (i) readily view operating trends, (ii) perform analytical comparisons and benchmarking between segments and (iii) identify strategies to improve operating performance in the different countries in which we operate. We believe our Adjusted OIBDA and Adjusted OIBDA less P&E Additions measures are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. Adjusted OIBDA and Adjusted OIBDA less P&E Additions should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income. A reconciliation of our operating income or loss to total Adjusted OIBDA and Adjusted OIBDA less P&E Additions are presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
	in millions

Operating income	$103.3	$166.7	$91.7	$353.8
Share-based compensation expense	22.2	12.3	97.5	57.5
Depreciation and amortization	253.1	205.7	914.6	871.0
Impairment, restructuring and other operating items, net	49.4	23.8	380.9	259.1
Adjusted OIBDA	428.0	408.5	1,484.7	1,541.4
Less: Property and equipment additions	188.0	229.4	631.1	721.5
Adjusted OIBDA less P&E additions	$240.0	$179.1	$853.6	$819.9

Operating income margin[1]	9.4%	17.1%	2.4%	9.1%

Adjusted OIBDA margin[2]	39.0%	41.9%	39.4%	39.9%
1.Calculated by dividing operating income or loss by total revenue for the applicable period.
2.Calculated by dividing Adjusted OIBDA by total revenue for the applicable period.

Adjusted Free Cash Flow Definition and Reconciliation
We define Adjusted Free Cash Flow (Adjusted FCF), a non-GAAP measure, as net cash provided by our operating activities, plus (i) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, (ii) expenses financed by an intermediary, (iii) insurance recoveries related to damaged and destroyed property and equipment, and (iv) certain net interest payments (receipts) incurred or received, including associated derivative instrument payments and receipts, in advance of a significant acquisition, less (a) capital expenditures, (b) distributions to noncontrolling interest owners, (c) principal payments on amounts financed by vendors and intermediaries and (d) principal payments on finance leases. Additionally, as set forth in the reconciliation and further discussed below, we have excluded the portion of the stated purchase price for the AT&T Acquisition that has been bifurcated and accounted for separately as the acquisition of future services from AT&T. See footnote to the table below for additional information. We believe that our presentation of Adjusted FCF provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Adjusted FCF should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view Adjusted FCF as a supplement to, and not a substitute for, U.S. GAAP measures of liquidity included in our consolidated statements of cash flows.

The following table provides the reconciliation of our net cash provided by operating activities to Adjusted FCF for the indicated periods:

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
	in millions

Net cash provided by operating activities	$149.1	$327.8	$640.1	$918.2
Cash payments for direct acquisition and disposition costs	28.1	3.5	49.8	4.8
Expenses financed by an intermediary[1]	30.0	36.6	108.1	129.7
Capital expenditures	(147.5)	(157.1)	(565.8)	(589.1)
Recovery on damaged or destroyed property and equipment	—	—	—	33.9
Distributions to noncontrolling interest owners	(16.5)	(35.1)	(18.8)	(37.7)
Principal payments on amounts financed by vendors and intermediaries	(74.6)	(68.1)	(218.0)	(224.5)
Pre-acquisition net interest payments (receipts)[2]	47.4	(3.5)	81.5	(3.5)
Principal payments on finance leases	(0.5)	(1.0)	(2.2)	(8.7)
Credit for services in AT&T Acquisition[3]	73.3	—	73.3	—
Adjusted FCF	$88.8	$103.1	$148.0	$223.1
1.For purposes of our consolidated statements of cash flows, expenses, including value-added taxes, financed by an intermediary are treated as hypothetical operating cash outflows and hypothetical financing cash inflows when the expenses are incurred. When we pay the financing intermediary, we record financing cash outflows in our consolidated statements of cash flows. For purposes of our Adjusted FCF definition, we add back the hypothetical operating cash outflow when these financed expenses are incurred and deduct the financing cash outflows when we pay the financing intermediary.
2.Amounts during the 2020 periods primarily represent interest paid on pre-acquisition debt related to the AT&T Acquisition, net of interest received on the AT&T Acquisition Restricted Cash. Amounts during the 2019 periods primarily relate to interest received on the AT&T Acquisition Restricted Cash.

3.In connection with the Acquisition Agreement, AT&T agreed to give us a $75 million credit against certain roaming services that AT&T provides to the AT&T Acquired Entities for a seven-year period following the closing of the AT&T Acquisition. If the credits are not used for roaming services in that time period, any remaining credit may be used to acquire certain other services from AT&T thereafter. For accounting purposes, we have bifurcated the discounted value of these services from the stated purchase consideration for the AT&T Acquisition. The discounted value associated with this asset is reflected as an outflow in our net cash provided by operating activities in our consolidated statement of cash flows, and is therefore not accounted for as an investing activity related to the AT&T Acquisition. However, as this credit was negotiated as part of the overall Acquisition Agreement, we have added this item back to arrive at Adjusted FCF.
Rebase Information
Rebase growth rates are a non-GAAP measure. For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2020, we have adjusted our historical revenue and Adjusted OIBDA (i) to include the pre-acquisition revenue and Adjusted OIBDA of the AT&T Acquired Entities, which were acquired on October 31, 2020, in our rebased amounts for November and December 2019, (ii) to include the pre-acquisition revenue and Adjusted OIBDA of a small B2B operation in the Cayman Islands that was acquired during 2020 in our rebased amounts for the year ended December 31, 2019, (iii) to include the pre-acquisition revenue and Adjusted OIBDA of UTS that was acquired during 2019 in our rebased amounts for the year ended December 31, 2019, (iv) to exclude the revenue and Adjusted OIBDA of our Seychelles operations that was disposed of during 2019 from our rebased amounts for the year ended December 31, 2019, (v) to reflect the translation of our rebased amounts for the year ended December 31, 2019 at the applicable average foreign currency exchange rates that were used to translate our results for year ended December 31, 2020, and (vi) with respect to each of our reportable segments, to reflect (a) the April 1, 2019 transfer of a small B2B operation in Puerto Rico from our C&W Caribbean and Networks segment to our Liberty Puerto Rico segment, and (b) the January 1, 2020 transfer of our captive insurance operation from our C&W Caribbean and Networks segment to our corporate operations. We have reflected the revenue and Adjusted OIBDA of acquired entities in our 2019 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (a) any significant differences between U.S. GAAP and local generally accepted accounting principles, (b) any significant effects of acquisition accounting adjustments, (c) any significant differences between our accounting policies and those of the acquired entities and (d) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate nonrecurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired entities during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present their revenue and Adjusted OIBDA on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. In addition, the rebased growth percentages are not necessarily indicative of the revenue and Adjusted OIBDA that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and Adjusted OIBDA that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis and should be viewed as measures of operating performance that are a supplement to, and not a substitute for, U.S. GAAP reported growth rates.
The following tables provide the aforementioned adjustments made to the revenue and Adjusted OIBDA amounts for the periods indicated, to derive our rebased growth rates. Due to rounding, certain rebased growth rate percentages may not recalculate.

The following tables set forth the reconciliations from reported revenue to rebased revenue and related change calculations.

	Three months ended December 31, 2019
	C&W Carib & Networks	C&W Panama	VTR/Cabletica	Liberty Puerto Rico	Intersegment eliminations	Total
	(In millions)

Revenue – Reported	$457.5	$161.2	$254.4	$105.4	$(3.9)	$974.6
Rebase adjustments:
Acquisitions	1.3	—	—	152.9	—	154.2
Disposal	(5.2)	—	—	—	—	(5.2)
Foreign currency	(6.1)	—	(2.6)	—	—	(8.7)
Revenue – Rebased	$447.5	$161.2	$251.8	$258.3	$(3.9)	$1,114.9

Reported percentage change[2]	(6.4)%	(18.9)%	(4.0)%	180.8%	N/A	12.6%

Rebased percentage change[3]	(4.0)%	(18.9)%	(2.9)%	14.6%	N/A	(1.4)%

	Year ended December 31, 2019
	C&W Carib & Networks	C&W Panama	VTR/Cabletica	Liberty Puerto Rico	Intersegment eliminations	Total
	(In millions)

Revenue – Reported	1,812.8	$582.7	$1,073.8	$412.1	$(14.4)	$3,867.0
Rebase adjustments:
Acquisitions	36.6	—	—	152.9	—	189.5
Disposal	(48.9)	—	—	—	—	(48.9)
Foreign currency	(33.7)	—	(105.0)	—	—	(138.7)
Other[1]	(2.7)	—	—	2.7	—	—
Revenue – Rebased	$1,764.1	$582.7	$968.8	$567.7	$(14.4)	$3,868.9

Reported percentage change[2]	(5.8)%	(14.2)%	(11.6)%	51.4%	N/A	(2.6)%

Rebased percentage change[3]	(3.2)%	(14.2)%	(2.0)%	9.9%	N/A	(2.7)%
1.Represents the April 1, 2019 transfer of a small B2B operation in Puerto Rico that was transferred from our C&W Caribbean & Networks segment to our Liberty Puerto Rico segment.
2.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
3.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.

The following tables set forth the reconciliations from reported Adjusted OIBDA to rebased Adjusted OIBDA and related change calculations.

	Three months ended December 31, 2019
	C&W Carib & Networks	C&W Panama	VTR/Cabletica	Liberty Puerto Rico	Corporate	Total
	(In millions)

Adjusted OIBDA – Reported	$206.8	$58.8	$105.9	$52.9	$(15.9)	$408.5
Rebased adjustments:
Acquisitions[1]	0.3	—	—	42.4	—	42.7
Disposal	(2.2)	—	—	—	—	(2.2)
Foreign currency	(3.0)	—	(1.3)	—	—	(4.3)
Other[2]	(0.3)	—	—	—	0.3	—
Adjusted OIBDA – Rebased	$201.6	$58.8	$104.6	$95.3	$(15.6)	$444.7

Reported percentage change[3]	(11.9)%	(12.6)%	(15.7)%	119.1%	32.1%	4.8%

Rebased percentage change[4]	(9.6)%	(12.6)%	(14.5)%	21.7%	30.0%	(3.7)%

	Year ended December 31, 2019
	C&W Carib & Networks	C&W Panama	VTR/Cabletica	Liberty Puerto Rico	Corporate	Total
	(In millions)

Adjusted OIBDA – Reported	$732.1	$227.6	$433.6	$203.2	$(55.1)	$1,541.4
Rebased adjustments:
Acquisitions[1]	7.6	—	—	42.4	—	50.0
Disposal	(17.9)	—	—	—	—	(17.9)
Foreign currency	(11.8)	—	(42.3)	—	—	(54.1)
Other[2]	(4.5)	—	—	0.7	3.8	—
Adjusted OIBDA – Rebased	$705.5	$227.6	$391.3	$246.3	$(51.3)	$1,519.4

Reported percentage change[3]	(2.6)%	(22.1)%	(16.5)%	36.3%	19.2%	(3.7)%

Rebased percentage change[4]	1.1%	(22.1)%	(7.5)%	12.4%	12.8%	(2.3)%
1.The Adjusted OIBDA rebase adjustment for the AT&T Acquired Entities includes $3.8 million of estimated standalone costs that are not covered by the transitional services agreement with AT&T. These costs represent activities that AT&T had performed on behalf of the AT&T Acquired Entities during the pre-acquisition periods. Costs associated with these activities will be directly incurred by us in post-acquisition periods and include insurance coverage, certain commissions costs, group audit and control activities and various other support activities, including for legal, human resources, customer service, supply chain and finance.
2.Represents the April 1, 2019 transfer of a small B2B operation in Puerto Rico that was transferred from our C&W Caribbean & Networks segment to our Liberty Puerto Rico segment, and the January 1, 2020 transfer of our captive insurance operation from our C&W Caribbean & Networks segment to our corporate operation.
3.Reported percentage change is calculated as current period Adjusted OIBDA less prior period Adjusted OIBDA divided by prior period Adjusted OIBDA.
4.Rebased percentage change is calculated as current period Adjusted OIBDA less rebased prior period Adjusted OIBDA divided by prior period rebased Adjusted OIBDA.

The following table sets forth the reconciliations from reported revenue by product for our C&W Caribbean and Networks segment to rebased revenue by product and related change calculations.

	Three months ended December 31, 2019
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	(In millions)

Revenue by product – Reported	$127.1	$104.9	$232.0	$225.5	$457.5
Rebase adjustments:
Acquisitions	—	—	—	1.3	1.3
Disposal	(1.0)	(1.9)	(2.9)	(2.3)	(5.2)
Foreign currency	(1.2)	(1.8)	(3.0)	(3.1)	(6.1)
Revenue by product – Rebased	$124.9	$101.2	$226.1	$221.4	$447.5

Reported percentage change[1]	0.2%	(16.9)%	(7.5)%	(5.3)%	(6.4)%

Rebased percentage change[2]	2.4%	(13.7)%	(4.8)%	(3.2)%	(4.0)%
1.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
2.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.
The following tables set forth the reconciliations from reported revenue by product for our C&W borrowing group to rebased revenue by product and related change calculations.

	Three months ended December 31, 2019
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	(In millions)

Revenue by product – Reported	$152.8	$166.1	$318.9	$298.3	$617.2
Rebase adjustments:
Acquisitions	—	—	—	1.3	1.3
Disposal	(1.0)	(1.9)	(2.9)	(2.3)	(5.2)
Foreign currency	(1.2)	(1.8)	(3.0)	(3.1)	(6.1)
Revenue by product – Rebased	$150.6	$162.4	$313.0	$294.2	$607.2

Reported percentage change[2]	(0.5)%	(17.6)%	(9.4)%	(10.2)%	(9.8)%

Rebased percentage change[3]	1.2%	(15.6)%	(7.5)%	(8.6)%	(8.0)%

	Year ended December 31, 2019
	Residential fixed revenue	Residential mobile revenue	Total residential revenue	B2B revenue	Total revenue
	(In millions)

Revenue by product – Reported	$605.0	$645.0	$1,250.0	$1,139.5	$2,389.5
Rebase adjustments:
Acquisitions	10.3	10.8	21.1	15.5	36.6
Disposal	(9.0)	(19.1)	(28.1)	(20.8)	(48.9)
Foreign currency	(6.7)	(6.8)	(13.5)	(20.2)	(33.7)
Other[1]	—	—	—	(2.7)	(2.7)
Revenue by product – Rebased	$599.6	$629.9	$1,229.5	$1,111.3	$2,340.8

Reported percentage change[2]	0.3%	(16.3)%	(8.3)%	(7.5)%	(7.9)%

Rebased percentage change[3]	1.2%	(14.3)%	(6.8)%	(5.2)%	(6.0)%
1.Represents the April 1, 2019 transfer of a small B2B operation in Puerto Rico that was transferred from our C&W Caribbean & Networks segment to our Liberty Puerto Rico segment.
2.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
3.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.
The following table sets forth the reconciliation from reported revenue for our Cabletica borrowing group to rebased revenue and related change calculations.

Three months ended December 31, 2019
(In millions)

Revenue – Reported	$34.4
Rebase adjustments:
Foreign currency	(1.8)
Revenue – Rebased	$32.6

Reported percentage change[1]	6.4%

Rebased percentage change[2]	12.1%
1.Reported percentage change is calculated as current period revenue less prior period revenue divided by prior period revenue.
2.Rebased percentage change is calculated as current period revenue less rebased prior period revenue divided by prior period rebased revenue.

Non-GAAP Reconciliation for Consolidated Leverage Ratios
We have set forth below our consolidated leverage and net leverage ratios. Our consolidated leverage and net leverage ratios, each a non-GAAP measure, are defined as (i) adjusted total debt and finance lease obligations (total carrying value of debt and finance lease obligations plus discounts, premiums and deferred finance costs, less projected derivative principal-related cash receipts) less cash and cash equivalents, and for the September 30, 2020 net leverage ratio, restricted cash held in escrow at Liberty Puerto Rico that was used to fund a portion of the AT&T Acquisition, divided by (ii) last two quarters annualized Adjusted OIBDA as of December 31,as adjusted to include rebased Adjusted OIBDA of the AT&T Acquired Entities for the pre-acquisition period, and September 30, 2020. For purposes of these calculations, adjusted total debt and finance lease obligations is measured using swapped foreign currency rates. We believe our consolidated leverage and net leverage ratios are useful because they allow our investors to consider the aggregate leverage on the business inclusive of any leverage at the Liberty Latin America level, not just at each of our operations. Investors should view consolidated leverage and net leverage as supplements to, and not substitutes for, ratios that would be calculated based upon measures presented in accordance with U.S. GAAP. Reconciliations of the numerator and denominator used to calculate the consolidated leverage and net leverage ratios as of December 31, 2020 and September 30, 2020 are set forth below:

	December 31,	September 30,
	2020	2020
	in million, except leverage ratios

Total debt and finance lease obligations	$8,357.2	$8,459.8
Discounts, premiums and deferred financing costs, net	157.1	141.3
Projected derivative principal-related cash payments[1]	161.6	20.6
Adjusted total debt and finance lease obligations	8,675.9	8,621.7
Less:
Cash	894.2	1,611.9
Restricted cash[2]	—	1,353.0
Net debt and finance lease obligations	$7,781.7	$5,656.8
Adjusted OIBDA[3]:
Adjusted OIBDA for the three months ended June 30, 2020	N/A	332.6
Adjusted OIBDA for the three months ended September 30, 2020	360.2	360.2
Adjusted OIBDA for the three months ended December 31, 2020	428.0	N/A
Rebased Adjusted OIBDA – AT&T Acquired Entities[4]	108.6	N/A
Adjusted OIBDA – last two quarters	$896.8	$692.8
Annualized adjusted OIBDA – last two quarters annualized	$1,793.6	$1,385.6

Consolidated leverage ratio	4.8x	6.2x
Consolidated net leverage ratio	4.3x	4.1x
1.Amount represents the U.S. equivalent and are based on interest rates and exchange rates that were in effect as of December 31, 2020 and September 30, 2020, respectively. For a discussion of our projected cash flows associated with derivative instruments, please see Item 7A. Quantitative and Qualitative Disclosures About Market Risk—Projected Cash Flows Associated with Derivative Instruments in our 2020 Annual Report on Form 10-K.
2.Amount relates to restricted cash held in escrow at Liberty Puerto Rico that was used to fund a portion of the AT&T Acquisition that was completed on October 31, 2020.

3.Adjusted OIBDA is a non-GAAP measure. See Adjusted OIBDA and Adjusted OIBDA less P&E Additions above for     reconciliation of Adjusted OIBDA to the nearest U.S. GAAP measure for the three months ended September 30, 2020. A reconciliation of our operating income to Adjusted OIBDA for the three months ended June 30, 2020 and September 30, 2020 is presented in the following table:

	Three months ended June 30,	Three months ended September 30,
	2020	2020
	in millions

Operating income	$(206.0)	$86.6
Share-based compensation expense	23.5	28.0
Depreciation and amortization	216.4	231.6
Impairment, restructuring and other operating items, net	298.7	14.0
Adjusted OIBDA	$332.6	$360.2

4.Reflects our calculation of Adjusted OIBDA, as defined by Liberty Latin America, based upon historical financial information of the AT&T Acquired Entities for the pre-acquisition period (July 1, 2020 to October 31, 2020) as adjusted primarily for (i) the impact of new rates pursuant to agreements with AT&T related to roaming, subsea and ethernet services, (ii) aligning the accounting policies of the AT&T Acquired Entities to those used by Liberty Latin America, (iii) the impact of the elimination of parent-company allocations included in the historical financial statements of the AT&T Acquired Entities that are replaced by costs for services provided through the transitional services agreement with AT&T, which generally relate to network operations, customer service, finance and accounting, information, technology, and sales and marketing, and (iv) estimated standalone costs not covered by the transitional services agreement with AT&T.

Non-GAAP Reconciliations for Borrowing Groups
We provide certain financial measures in this press release of our borrowing groups. The financial statements of each of our borrowing groups are prepared in accordance with U.S. GAAP. We include certain financial measures for our borrowing group in this press release that are considered non-GAAP measures, including: (i) Adjusted OIBDA; (ii) Adjusted OIBDA Margin; and (iii) Proportionate Adjusted OIBDA.
Adjusted OIBDA by Borrowing Group
Adjusted OIBDA and proportionate Adjusted OIBDA at a borrowing group level are non-GAAP measures. Adjusted OIBDA is defined as operating income or loss before share-based compensation, depreciation and amortization, related-party fees and allocations, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items. Proportionate Adjusted OIBDA is defined as Adjusted OIBDA less the noncontrolling interests' share of Adjusted OIBDA. We believe these measures at the borrowing group level are useful to investors because they are one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measures may not be directly comparable to similar measures used by other public companies. These measures should be viewed as measures of operating performance that are a supplement to, and not a substitute for, operating income or loss, net earnings or loss and other U.S. GAAP measures of income.
A reconciliation of C&W's operating income (loss) to total Adjusted OIBDA and Proportionate Adjusted OIBDA is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
	in millions

Operating income (loss)	$40.6	$108.4	$(97.3)	$82.1
Share-based compensation expense	7.7	3.8	31.1	17.4
Depreciation and amortization	162.2	134.4	619.0	599.3
Related-party fees and allocations	12.5	5.1	39.2	29.8
Impairment, restructuring and other operating items, net	10.6	13.9	298.4	231.1
Total Adjusted OIBDA	233.6	265.6	890.4	959.7
Noncontrolling interests' share of Adjusted OIBDA	35.3	34.4	123.6	148.7
Proportionate Adjusted OIBDA	$198.3	$231.2	$766.8	$811.0

A reconciliation of VTR's operating income to total Adjusted OIBDA is presented in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2020	2019	2020	2019
	CLP in billions

Operating income	14.7	29.1	86.6	132.0
Share-based compensation expense	1.7	0.6	6.5	3.4
Related-party fees and allocations	4.3	2.6	14.0	8.2
Depreciation	30.6	30.7	126.7	110.5
Impairment, restructuring and other operating items, net	5.4	5.6	8.9	14.0
Total Adjusted OIBDA	56.7	68.6	242.7	268.1